MACROCHEM RAISES $9 MILLION IN PRIVATE EQUITY
           PLACEMENT AND OBTAINS COMMITMENT FOR ADDITIONAL $7 MILLION


     LEXINGTON, MA, OCTOBER 26, 2000 - MacroChem Corporation (NASDAQ: MCHM) announced today that it raised $9 million in gross proceeds from a private placement of its securities to two institutional investors. The investors have committed to invest an additional $7 million at MacroChem's option seven months after effectiveness of the required SEC registration statement and subject to certain conditions including trading volume and price targets. Leerink Swann & Co. of Boston acted as the placement agent.

     Alvin J. Karloff, chairman and CEO commented, "The successful closing of this transaction is a major milestone for the company. Our current cash position and the committed future investment should enable us to focus on managing the Phase 3 clinical development of Topiglan(R), our investigational drug for male erectile dysfunction, continuing the clinical development of our EcoNail(TM) product for fungal infections of the nail and exploring a number of new product opportunities."

     The company sold a total of 1,816,658 shares of its common stock. Additional shares are issuable to the investors based on the trading price of the common stock during the period following effectiveness of the registration statement. The investors have certain rights of first refusal and other rights during the same period. The investors also received five year warrants to purchase a total of 363,332 shares of the company's common stock at a purchase price of $5.90 per share. The company may call the warrants should the closing price per share of its common stock reach $11.80 for 15 consecutive trading days. The company has agreed to file a registration statement on form S-3 for the common stock sold as well as the shares issuable upon exercise of the warrants.

     "In addition to providing the company with a strong cash position, this financing accomplishes the first step of our overall objective of adding a number of quality institutional investors to our shareholder group." Said Kenneth L. Rice Jr., vice president and chief financial officer.

     MacroChem is a pharmaceutical company based in Lexington, MA that specializes in formulating drugs that can be administered through the skin. Following a capital infusion of more than $20 million in 1998, the company restructured itself from its contract R&D origins to develop proprietary drugs based on its SEPA(R) technology. SEPA(R) temporarily neutralizes the absorption-barrier effect of the outer lipid layer of mammal skin, known as the stratum corneum.

     MacroChem is currently conducting a 20-site, 460 patient pivotal phase 3 trial with Topiglan(R), its topical formulation of SEPA and Prostaglandin E1 for treating male erectile dysfunction. In addition to Topiglan(R), MacroChem is developing EcoNail(TM), a SEPA enhanced nail lacquer for delivering antifungal agents through nails and surrounding tissues, for the 37 million Americans with onychomycosis, a fungal infection of the fingernails or toenails.


TO THE EXTENT THAT THIS PRESS RELEASE DISCUSSES MATTERS RELATING TO THE DEVELOPMENT OF FUTURE PRODUCTS, THESE ARE FORWARD-LOOKING STATEMENTS AND ARE SUBJECT TO VARIOUS RISK FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS. THE RELEVANT RISK FACTORS ARE SET FORTH IN MACROCHEM'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC AND INCLUDE, WITHOUT LIMITATION, RISKS REGARDING PRODUCT DEVELOPMENT, CLINICAL TRIALS, DEPENDENCE ON THIRD PARTIES FOR DEVELOPMENT AND LICENSING ARRANGEMENTS, AND RISKS INVOLVING REGULATORY APPROVAL OF PRODUCTS, AND LICENSES AND PATENTS.



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